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                                                                       Exhibit A


                                                          Federal Identification

                                                                  No. 36-3616859




                        THE COMMONWEALTH OF MASSACHUSETTS

                 Office of the Massachusetts Secretary of State
                       Michael Joseph Connolly, Secretary
                    One Ashburton Place, Boston, Mass. 02108

                  CERTIFICATE OF VOTE OF TRUSTEES ESTABLISHING
                           A CLASS OF PREFERRED SHARES


         I, Ronald A. Nyberg, Secretary, of Van Kampen Merritt Intermediate Term High Income Trust (the "Fund") located at 1001 Warrenville Road, Lisle, Illinois 60532, do hereby certify that at a meeting of the trustees of the Fund held on May 17, 1989, the following vote establishing and designating a class of preferred shares of beneficial interest and determining the relative rights and preferences thereof was duly adopted:

         First: Pursuant to authority expressly vested in the Board of Trustees of the Fund by Article VI of its Declaration of Trust (which, as amended or restated from time to time is, together with this Certificate of Vote, herein called the "Declaration of Trust"), the Board of Trustees hereby authorizes the issuance of a class of 850 shares of its authorized preferred shares of beneficial interest, $.01 par value, liquidation preference of $100,000 per share, such class to be known as "Auction Market Preferred Shares" ("AMPS").

         Second: The preferences, voting powers, qualifications, and special or relative rights or privileges of each such class of preferred shares of beneficial interest are as follows:


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                                  DESIGNATION

         A class of 850 preferred shares of beneficial interest, $.01 par value, liquidation preference $100,000 per share, is hereby designated "Auction Market Preferred Shares" (hereinafter, "AMPS"). Each share of AMPS shall be issued on June 7, 1989; have a dividend rate for its Initial Dividend Period equal to 9.80% per annum; have an Initial Dividend Period ending July 11, 1989; and have such other preferences, limitations and relative voting rights, in addition to those required by applicable law or set forth in the Declaration of Trust applicable to preferred shares of beneficial interest of the Fund, as are set forth in Part I and Part II of this Certificate of Vote. The AMPS shall constitute a separate class of preferred shares of beneficial interest of the Fund, and each share of AMPS shall be identical.

         No holder of AMPS shall have, solely by reason of being such a holder of AMPS, any right to acquire, purchase or subscribe for any AMPS, common shares of beneficial interest, $.01 par value, of the Fund or other securities of the Fund which it may hereafter issue or sell (whether out of the number of shares authorized by the Declaration of Trust, or out of any shares acquired by the Fund after the issuance thereof, or otherwise).



                                    PART I.

         Section 1. DEFINITIONS.

         "'AA' Composite Commercial Paper Rate," on any date of determination, means (a) the interest equivalent of the rate on commercial paper placed on behalf of issuers whose corporate bonds are rated AA by S&P or "Aa" by Moody's or the equivalent of such rating by another nationally recognized rating agency, as such rate is made available on a discount basis or otherwise by the Federal Reserve Bank of New York for the Business Day immediately preceding such date, or (b) in the event that the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the interest equivalent of the rate on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Prudential-Bache Securities Inc. or, in lieu of any thereof, their respective affiliates or successors that


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are commercial paper dealers (the "Commercial Paper Dealers"), to the Auction
Agent for the close of business on the Business Day immediately preceding such date. In the event that the Federal Reserve Bank of New York does not make available such a rate and if any Commercial Paper Dealer does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial Paper Rate shall be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer and any Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers selected by the Fund to provide such rate or rates not being supplied by any Commercial Paper Dealer or, if the Fund does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, by the remaining Commercial Paper Dealer. If the number of days in the applicable Dividend Period shall be (i) 28 or more but less than 49 days, the interest equivalent of the 30-day rate on such commercial paper, (ii) 49 or more but fewer than 70 days, such rate shall be the interest equivalent of the 60-day rate on such commercial paper; (iii) 70 or more days but fewer than 85 days, such rate shall be the arithmetic average of the interest equivalent on the 60-day and 90-day rates on such commercial paper; (iv) 85 or more days but fewer than 99 days, such rate shall be the interest equivalent of the 90-day rate on such commercial paper;
(v) 99 or more days but fewer than 120 days, such rate shall be the arithmetic average of the interest equivalent of the 90-day and 120-day rates on such commercial paper; (vi) 120 or more days but fewer than 141 days, such rate shall be the interest equivalent of the 120-day rate on such commercial paper; (vii) 141 or more days but fewer than 162 days, such rate shall be the arithmetic average of the interest equivalent of the 120-day and 180-day rates on such commercial paper; and (viii) 162 or more days but fewer than 183 days, such rate shall be the interest equivalent of the 180-day rate on such commercial paper. For the purpose of such definition, "interest equivalent" means the equivalent yield on a 360-day basis of a discount-basis security to an interest-bearing security.

         "Acceptable Futures Contracts" has the meaning set forth in Part I,
Section 8(c) of this Certificate of Vote.

         "Adviser" means Van Kampen Merritt Investment Advisory Corp.



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         "Agent Member" means a member of the Securities Depository that will act on behalf of an Existing Holder or Potential Holder and that is identified as such in such holder's Purchaser's Letter.

         "Aggregate Settlement Value" means the aggregate dollar amount of the Fund's obligations pursuant to all open positions of the Fund in Acceptable Futures Contracts.

         "AMPS" means the Auction Market Preferred Shares with liquidation preference $100,000 per share, of the Fund.

         "AMPS Basic Maintenance Amount" means, as of any Valuation Date, the dollar amount equal to the sum of:


      (1) (A) the product of the number of AMPS Outstanding (including any AMPS as to which the Fund or any Affiliate is an Existing Holder) on such date multiplied by $100,000; (B) the aggregate amount of dividends that will have accumulated (whether or not earned or declared) to (but not including) the Business Day following the first Dividend Payment Date for each share of AMPS Outstanding that follows such Valuation Date; (C) the amount equal to the sum of the Projected Dividend Amount (based on the number of Outstanding AMPS on such date); (D) the amount of anticipated Fund expenses for the 90 days subsequent to such Valuation Date; and (E) any liabilities including any redemption premium due with respect to AMPS for which a notice of redemption has been given (and including, for purposes of calculating the AMPS Basic Maintenance Amount in connection with Moody's rating of the AMPS, any amounts described below as required to be counted as liabilities in connection with the Fund's transactions in futures and options) as of such Valuation Date to the extent not reflected in any of (1)(A) through (1)(D); less

      (2) the sum of (A) receivables for portfolio securities sold as of such Valuation Date; provided that, for purposes of Moody's rating of the AMPS, the party from which such receivable is due shall have senior securities rated



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      at least A2 by Moody's and (B) the value of any Fund assets irrevocably deposited by the Fund for the payment of any of (1)(A) through (1)(E).

For purposes of the AMPS Basic Maintenance Amount in connection with Moody's rating of the AMPS, with respect to any transactions by the Fund in futures contracts, options on futures contracts and securities options, the Fund shall include as liabilities (i) 10% of the exercise price of a call option written by the Fund, (ii) 25% of the exercise price of a call option written by the Fund where the underlying security is not of a type then held in the Fund's portfolio, (iii) the exercise price of any written put option, (iv) 10% of the settlement price of short futures contract positions, (v) 100% of the settlement price of long futures positions, (vi) 100% of the settlement price of the underlying futures contract if the Fund writes a put option on a futures contract, and (vii) 105% of the market value of the underlying futures contract if the Fund writes a call option on a futures contract and does not own the underlying contract.

         "AMPS Basic Maintenance Cure Date" means the ninth Business Day following the failure by the Fund to maintain assets having in the aggregate a Discounted Value at least equal to the AMPS Basic Maintenance amount on any Valuation Date.

         "AMPS Provisions" means this Certificate of Vote specifying the powers, preferences and rights of the AMPS.

         "Applicable Percentage" has the meaning set forth in Part II, Section 1(g) of this Certificate of Vote.

         "Applicable Rate" means, with respect to the AMPS, the rate per annum at which dividends are payable for any Dividend Period for such AMPS.

         "Auction" means a periodic operation of the Auction Procedures with respect to the AMPS.

         "Auction Agent" means Citibank, N.A. unless and until another commercial bank, trust company, or other financial institution appointed by a resolution of the Board of Trustees of the Fund or a duly authorized committee




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thereof enters into an agreement with the Fund to follow the Auction Procedures for the purpose of deter mining the Applicable Rate and to act as transfer agent, registrar, dividend disbursing agent and redemption agent.

         "Auction Agent Agreement" means the agreement entered into between the Fund and the Auction Agent which provides, among other things, that the Auction Agent will follow the Auction Procedures for the purpose of deter mining the Applicable Rate.

         "Auction Date" has the meaning set forth in Part II, Section 1(a) of this Certificate of Vote.

         "Auction Procedures" means the procedures for conducting Auctions set forth in Part II to this Certificate of Vote.

         "Available Net Investment Income" as of any date means the Fund's net investment company income (consisting of net investment income, including income attributable to the Fund from its investment in zero coupon securities and other instruments issued with original issue discount, and, solely to the extent necessary to pay any dividends then due and payable on the AMPS, short-term capital gains) from the beginning of its current taxable year through such date, less prior distributions in or with respect to the current taxable year to such date to all AMPS (not including, however, any distribution in the current taxable year to the extent treated for federal income tax purposes as having been distributed in the fund's prior taxable year).

         "Board of Trustees," "Trustees" or "Board" means the Board of Trustees of the Fund.

         "Broker-Dealer" means any broker-dealer, or other entity permitted by law to perform the functions required of a Broker-Dealer in the Auction Procedures, that has been selected by the Fund and has entered into a Broker-Dealer Agreement with the Auction Agent that remains effective.

         "Broker-Dealer Agreement" means an agreement entered into between the Auction Agent and a Broker-Dealer, including Merrill Lynch, Pierce, Fenner & Smith Incorporated and Prudential-Bache Securities Inc., pursuant to which such Broker-Dealer agrees to follow the Auction Procedures.





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

         "Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the City of New York are authorized or obligated by law to close.

         "Cede" means Cede & Co., the nominee of DTC and in whose name the AMPS initially will be registered.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commercial Paper Dealers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Prudential-Bache Securities Inc. or, in lieu thereof, their respective affiliates and successors.

         "Common Shares" means the common shares of beneficial interest, par value $.01 per share, of the Fund.

         "Date of Original Issue" means, with respect to any share of AMPS June 7, 1989.

         "Declaration of Trust" means the Declaration of Trust of the Fund and the AMPS Provisions.

         "Deposit Securities" has the meaning set forth in Part I, Section 7(c) of this Certificate of Vote.

         "Discounted Value" of any asset of the Fund means the market value (but, with respect to debt securities, in no event greater than the par value and, with respect to preferred stocks, in no event greater than liquidation value) thereof, reduced by the discounts required under guidelines established by Moody's and the guidelines established by S&P in connection with the Fund's receipt of a rating on the AMPS from Moody's of at least "aaa" and from S&P of at least AAA. The fair market value of the Fund's portfolio securities shall be computed based upon (i) pricing services to be provided pursuant to a pricing services agreement entered into between the Fund and Interactive Data Corporation or such other pricing service determined from time to time by the Trustees, provided that S&P and Moody's have informed the



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Fund in writing that use of such pricing service will not adversely affect such rating agency's then current rating of the AMPS or (ii) the lower of the value set forth in bids from two independent dealers in such securities that are members or affiliates of members of the New York Stock Exchange, one of which bids shall be in writing. In the event the Fund shall determine the prices of its portfolio securities pursuant to a pricing services agreement, the Fund shall verify on a weekly basis that there exist at least two such independent dealers that make markets in such portfolio securities and shall certify in writing to each of Moody's and S&P on a quarterly basis compliance with the foregoing covenant. No portfolio security for which there are not at least two such market-makers shall be an Eligible Asset.

         "Dividend Coverage Amount" has the meaning set forth in Part I, Section 7(c) of this Certificate of Vote.

         "Dividend Coverage Assets" has the meaning set forth in Part I, Section 7(c) of this Certificate of Vote.

         "Dividend Payment Date" has the meaning set forth in Part I, Section 3(a)(ii) of this Certificate of Vote.

         "Dividend Period" means the Initial Dividend Period for the AMPS and each Subsequent Dividend Period.

         "DTC" means The Depository Trust Company.

         "Eligible Assets" means Moody's Eligible Assets and S&P Eligible
Assets.

         "Existing Holder" means a person who has signed a Master Purchaser's Letter and is listed as the beneficial owner of AMPS in the records of the Auction Agent.

         "Fund" means Van Kampen Merritt Intermediate Term High Income Trust, a Massachusetts business trust, the issuer of the AMPS.

         "Initial Dividend Payment Date" means July 12, 1989.



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         "Initial Dividend Period" means the period from and including the Date of Original Issue to but excluding the Initial Dividend Payment Date for the AMPS.

         "Interest Equivalent" means a yield on a 360-day basis of a discount basis security which is equal to the yield on an equivalent interest-bearing security.

         "Long Term Dividend Period" means a dividend period consisting of a specified period of whole years not fewer than one or more than a number of whole years beginning at the commencement of such dividend period and ending on or prior to February 1, 1999 (except that in the event the last day of the last whole year of such period shall not be a Monday, then such dividend period shall not end on such last day but instead shall end on the last Monday before such day, or if such day is not a Business Day, the next succeeding Business Day).

         "Mandatory Redemption Price" means (i) $100,000 per share of AMPS in the case of a Short Term Dividend Period and (ii) the redemption price per share (and in no event less than $100,000), which may provide for a redemption premium of AMPS as specified by the Broker-Dealers in their related Response to a Request for a Long Term Dividend Period.

         "Master Purchaser's Letter" means a letter addressed to the Fund, the Auction Agent, an Agent Member and a Broker-Dealer in which a Potential Holder agrees, among other things, to follow the procedures set forth in the Prospectus relating to the offering of the AMPS dated May 31, 1989, as such Prospectus may be amended or supplemented from time to time, and the Auction Procedures as set forth in Part II of this Certificate of Vote.

         "Maximum Applicable Rate," has the meaning set forth in Part II,
Section 1(g) of this Certificate of Vote.

         "Minimum Liquidity Level" has the meaning set forth in Part I, Section 7(c) of this Certificate of Vote.

         "Moody's" means Moody's Investors Service, Inc. or its successors.



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         "Moody's Discount Factor" means, for purposes of calculating the
Discounted Value of any Moody's Eligible Asset that is a corporate debt security, the percent age determined by reference to the rating on such asset (which percentage is based upon an exposure period of 36 Business Days) with reference to the remaining term to maturity of such asset, in accordance with the table set forth below:


                                 MOODY'S DISCOUNT FACTORS--DEBT SECURITIES
                         -------------------------------------------------------
                                               RATING CATEGORY
                         -------------------------------------------------------

REMAINING MATURITY           Aaa    Aa      A      Baa     Ba     B*     Caa
------------------           ---    --     ---     ---     --     ---    ---

1 Year                       113%   118%   124%    129%    140%   150%  260%
2 Years                      119%   125%   131%    136%    148%   159%  260%
3 Years                      124%   130%   136%    142%    154%   166%  260%
4 Years                      130%   137%   143%    149%    161%   174%  260%
5 Years                      136%   142%   149%    155%    168%   181%  260%
7 Years                      145%   151%   158%    165%    179%   193%  260%
10 Years                     152%   159%   166%    174%    188%   202%  260%
15 Years                     158%   165%   173%    180%    195%   210%  260%
20 Years                     165%   173%   181%    189%    205%   220%  260%
30 Years                     166%   174%   182%    190%    206%   222%  260%

* Senior debt securities of an issuer rated B3 shall be deemed to be Caa rated securities for purposes of determining the applicable Moody's Discount Factor.

         The Moody's Discount Factors of any Moody's Eligible Asset that is a preferred stock are: (a) 158% for Utility Preferred Stocks (as defined from time to time by Moody's and provided in writing to the Fund) and (b) 225% for Industrial/Financial Preferred Stocks (as defined from time to time by Moody's and provided in writing to the Fund). With respect to any Moody's Eligible
Asset other than a corporate debt security or preferred stock, the Moody's Discount Factor with respect thereto will be the percentage provided in writing by Moody's.

         Notwithstanding the foregoing, (i) the Moody's Discount Factor for short-term fixed-income securities will be 115%, so long as such securities are rated at least P-1 by Moody's and mature or have a demand feature at par exercisable in 30 days or less and (ii) no Moody's Discount Factor will be applied to cash. Repurchase agreement transactions by the Fund shall be valued at the



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current repurchase price rather than with respect to securities held by the Fund and subject to repurchase.

         "Moody's Eligible Assets" means cash or any of the Fund's portfolio securities; provided that no port folio security that is a debt security shall be deemed to be a Moody's Eligible Asset unless (1) such security is rated Caa or higher by Moody's; (2) the senior unsecured rating of the issuer's corporate bonds is higher than B3; (3) such security provides for the periodic payment of interest in cash in U.S. dollars; (4) such security does not provide for conversion or exchange into equity capital at any time over their lives; and (5) such security has been registered under the Securities Act of 1933, as amended. In addition, portfolio debt securities must be within the following diversification requirements in order to be included within Moody's Eligible
Assets:

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                  MINIMUM            MAXIMUM                MAXIMUM
  MOODY'S       ISSUE SIZE            NAME             MOODY'S INDUSTRY
RATINGS(1)   ($ IN MILLIONS)   CONCENTRATION(%)(3)   CONCENTRATION(%)(5)
----------   ---------------   -------------------   -------------------

Aaa                  100                   100%              100
Aa                   100                    20                60
A                    100                    10                40
Baa                  100                     6                20
Ba                    50(2)                  4(4)             12(4)
B                     50(2)                  3(4)              8(4)
Caa                   50(2)                  2(4)              5(4)


----------

(1) Portfolio debt securities rated in the B category must have a senior debt rating of at least B2 and/or a subordinate debt rating of at least B3.

(2) Portfolio debt securities from issues ranging from $50 million to $100 million are limited to 20% of the portfolio and the Fund may purchase no more than 10% of the original aggregate issue amount of securities in this rating category.

(3) Companies subject to common ownership of 25% or more are considered as one name.

(4) Because speculative grade corporate debt securities may constitute less than 100% of the Fund's portfolio, Moody's looks for a minimum level of diversification within the speculative grade bond portion of the portfolio. Moody's expects at least 15 names from 5 industries regardless of what share speculative grade bonds represent of the total portfolio.

(5) Industries are determined with respect to the current industry categories of Moody's.

         Portfolio securities that are preferred stocks will not be included in the calculation of Discounted Value of the Fund's portfolio unless (a) dividends on such preferred stock are cumulative, (b) such securities provide for the periodic payment of dividends thereon in cash in U.S. dollars and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (c) the issue of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Ex change, (d) the issuer of such a preferred stock has a senior debt rating from Moody's of Baa1 or higher or a preferred stock rating from Moody's of baa3 or higher and (e) such preferred stock has paid consistent cash dividends in U.S. dollars over the last 3 years or has a minimum rating of "a1" (if the issuer of such preferred stock has other preferred issues outstanding that have been paying dividends consistently for the last three years, then a preferred stock without such a dividend



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history would also be eligible). In addition, the preferred stocks must have the following diversification requirements: (1) the preferred stock issue must be greater than $50 million and (2) the minimum holding by the Fund of each issue of preferred stock is $500,000 and the maximum holding of preferred stock of each issuer is $3 million. In addition, no preferred stocks issued by transportation companies will be considered as Moody's Eligible Assets. In addition, portfolio holdings of preferred stocks must be within the following diversification requirements in order to be included within the calculation of Discounted Value:


                             UTILITY PREFERRED STOCK

                   MINIMUM          MAXIMUM     MAXIMUM      MAXIMUM
COLLATERAL       ISSUE SIZE         SINGLE       SINGLE      SINGLE
RATINGS(1)     ($ IN MILLIONS)      ISSUER      INDUSTRY      STATE
----------     ---------------      ------      --------     -------

  "aaa"           $50                100%         100%        100%
   "aa"            50                 20           60          20
    "a"            50                 10           50          10
  "baa"            50                  4           50           7


(1) If an issuer has a senior debt rating of Baa1 or better and its preferred stock is unrated, or if a preferred stock issue is rated only by S&P the applicable rating category shall be the next lowest.



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                      INDUSTRIAL/FINANCIAL PREFERRED STOCK

                      MINIMUM             MAXIMUM            MAXIMUM
COLLATERAL          ISSUE SIZE            SINGLE              SINGLE
RATINGS           ($ IN MILLIONS)         ISSUER             INDUSTRY
----------        ---------------        -------             --------

  "aaa"                 $50                100%                100%
   "aa"                  50                 20                  60
    "a"                  50                 10                  40
  "baa"                  50                  6                  20


         "1940 Act" means the Investment Company Act of 1940, as from time to time amended.

         "1940 Act AMPS Asset Coverage" means asset coverage (determined in accordance with Section 18 of the 1940 Act) of at least 200% with respect to senior securities which are stock, including the AMPS (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of paying dividends on its common shares).

         "1940 Act Cure Date" means the last Business Day of the month following the failure by the Fund to meet the 1940 Act AMPS Asset Coverage as of the last Business Day of any month in which any AMPS are Outstanding.

         "Non-Payment Period" has the meaning set forth in Part I, Section 3(d) of this Certificate of Vote.

         "Non-Payment Period Rate" has the meaning set forth in Part I, Section 3(d) of this Certificate of Vote.

         "Notice of Long Term Dividend Period" has the meaning set forth in Part I, Section 3(b)(ii) of this Certificate of Vote.

         "Notice of Revocation" has the meaning set forth in Part I Section 3(b)(ii) of this Certificate of Vote.

         "Optional Redemption Price" shall mean (i) $100,000 per share of AMPS in the case of a Short



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Term Dividend Period or (ii) the redemption price per share (and in no event less than $100,000), which may provide for a redemption premium, of AMPS as specified by the Broker-Dealers in their related Response to a Request for a Long Term Dividend Period.

         "Outstanding" shall mean, as of any date, AMPS theretofore issued by the Fund except, without duplication, (i) any of the AMPS theretofore cancelled or re deemed by the Fund, or delivered to the Auction Agent for cancellation or with respect to which the Fund has given notice of redemption and irrevocably deposited with the Auction Agent sufficient funds to redeem such AMPS, (ii) any AMPS as to which the Fund or any affiliate thereof is an Existing Holder, and
(iii) any AMPS represented by any certificate in lieu of which a new certificate has been executed and delivered by the Fund.

         "Potential Holder" means any person, including any Existing Holder, (a) who has executed a Master Purchaser's Letter and (b) who may be interested in acquiring any AMPS (or, in the case of an Existing Holder, additional AMPS).

         "Preferred Shares" means the preferred shares of beneficial interest, par value .01 per share of the Fund, including the AMPS.

         "Projected Dividend Amount" means, with respect to the AMPS, on any date:

                (i) in the event the then current Dividend Period will end within 54 calendar days of such date (A) until the last day of such Dividend Period, at the Applicable Rate in effect on such date and (B) from and after the last day of such Dividend Period until 54 calendar days less the number of days covered in (A) above, at a dividend rate equal to the Maximum Applicable Rate for a Short Term Dividend Period (computed based upon the 60-day "AA" Composite Commercial Paper Rate on such Valuation Date) multiplied by the larger of the factors (currently 240%) that the Fund has been informed by Moody's and S&P is applicable to the Projected Dividend Amount and designed to take into account increases in dividend rates over such period; and



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                (ii) in the event the current Dividend Period will not end within 54 calendar days of such date, until 40 Business Days after such date, at the Applicable Rate in effect on such date.

         "Reference Rate" (i) with respect to AMPS that have a Short Term Dividend Period having fewer than 183 Days, the applicable "AA" Composite Commercial Paper Rate, (ii) with respect to a Short Term Dividend Period having 183 or more but fewer than 365 days, the applicable U.S. Treasury Bill Rate and
(iii) with respect to any Long Term Dividend Period, the applicable U.S. Treasury Note Rate.

         "Request for Long Term Dividend Period" has the meaning set forth in
Part I, Section 3(b)(ii) of this Certificate of Vote.

         "Response" has the meaning set forth in Part I, Section 3(b)(ii) of this Certificate of Vote.

         "S&P" shall mean Standard & Poor's Ratings Group and its successors.

         "S&P Discount Factor" means, for purposes of calculating the Discounted Value of any S&P Eligible Asset that is a corporate debt security, the percentage determined by reference to the rating on such asset as set forth below:


          RATING CATEGORY                 S&P DISCOUNT FACTORS--
          ---------------               CORPORATE DEBT SECURITIES
                                        -------------------------

                AAA                             150%
                 AA                             155%
                  A                             160%
                BBB                             165%
                 BB                             170%
                  B                             180%
                 B-                             190%
                CCC+                            205%
                CCC                             220%


         The S&P Discount Factors for S&P Eligible Assets that are preferred stocks are: (a) 250% for Sinking

Fund Preferred Stock, Fixed Rate Perpetual Preferred Stock and Floating Rate Preferred Stock (as defined from time to time by S&P and provided to the Fund in writing) and (b) 400% for Adjustable Rate Preferred Stock (as defined from time to time by S&P and provided to the Fund in writing). With respect to any S&P Eligible Asset other than a corporate debt security or preferred stock, the S&P Discount Factor with respect thereto will be the percentage provided in writing by S&P. Notwithstanding the foregoing, (i) the S&P Discount Factor for short-term fixed-income securities will be 115%, so long as such securities are rated A-1+ or SP-1+ by S&P and mature or have a demand feature exercisable in 30 days or less; provided, however, that if such fixed-income securities are backed by any letter of credit, liquidity facility or guarantee from a bank or other financial institution, such bank or institution must have a short-term rating of at least A-1+ from S&P, and (ii) no S&P Discount Factor will be applied to cash.

         "S&P Eligible Assets" means cash or any of the Fund's portfolio securities; provided that no portfolio debt security shall be deemed to be an S&P Eligible Asset unless there exist publicly available financial statements for the issuer of such security and unless such security (a) is rated CCC or higher by S&P, (b) provides for the periodic payment of interest thereon in cash, (c) does not provide for conversion or exchange into equity capital at any time over their respective lives, (d) has been registered under the Securities Act of 1933, as amended, (e) has not had notice given in respect thereof that any such corporate debt obligation is the subject of an offer by the issuer thereof of exchange or tender for cash, securities or any other type of consideration (except that corporate debt obligations in an amount not exceeding 10% of the value of the Fund's portfolio at any time shall not be subject to the provisions of this clause (e)) and (f) has a remaining term to maturity of less than 30 years. In addition, such portfolio debt securities must be within the following diversification requirements in order to be included in such calculation:

                                                              MAXIMUM PERCENT
                                        MAXIMUM PERCENT           OF VALUE
                                            OF VALUE           OF FUND ASSETS
                MINIMUM ORIGINAL         OF FUND ASSETS       INVESTED IN ANY
                  ISSUE SIZE OF         INVESTED IN ANY       ONE S&P INDUSTRY
S&P RATING(1)      EACH ISSUE           ONE ISSUER(2)(3)       CATEGORY(2)(3)
-------------   -----------------       ----------------      ----------------

                  ($ in million)
AAA ......           $100                     10.0%                50.0%
 AA ......            100                     10.0                 33.3
  A ......            100                     10.0                 33.3
BBB ......            100                      5.0                 20.0
 BB ......            100(4)                   4.0                 12.0
  B ......            100(4)                   3.0                  8.0
CCC(5) ...            100(4)                   3.0                  8.0

----------

(1) Rating designations include (+) or (-) modifiers to the S&P rating where appropriate, except that corporate debt obligations rated CCC- may not be included in the calculations of Discounted Value for purposes of S&P's rating of the AMPS.

(2) The referenced percentages represent maximum cumulative totals for the related rating category and each lower rating category. Industries are deter mined with respect to the current industry categories of S&P.

(3) To the extent the relevant limitation is less restrictive than that set forth under the Fund's Investment Restrictions, under which investments in a single issuer are limited to 5% of the Fund's total assets and investments in a single industry are limited to 25% of the Fund's total assets, the more restrictive limitation shall apply. For the purposes of calculating the percentage limitations regarding issuer and industry concentrations the issuers and related industries of any preferred stocks in the Fund's portfolio are included.

(4) 20% of the aggregate value of all corporate debt obligations in these rating categories may be from issues with an original issue size of greater than or equal to $50 million and less than $100 million.

(5) Corporate debt obligations in this rating category are limited to 20% of assets constituting S&P Eligible Assets and must have implied senior debt ratings of B- or higher.

         Portfolio securities that are preferred stock will not be included in the calculation of Discounted Value of the Fund's portfolio for purposes of S&P's rating of the AMPS unless (a) dividends on such preferred stock are cumulative, (b) such securities provide for the periodic payment of dividends thereon in cash and do not provide for conversion or exchange into, or have warrants attached entitling the holder to receive, equity capital at any time over the respective lives of such securities, (c) the issuer of such a preferred stock has common stock listed on either the New York Stock Exchange or the American Stock Exchange or, if such issuer is a special purpose corporation, the parent corporation of such issuer has its common stock listed on either such Ex change, (d) the issuer of such a preferred stock has a senior debt rating from S&P of BBB or higher or a preferred stock rating of BBB or higher (except that 25% of the value of the Fund's assets may be invested in preferred stocks rated BBB-) and (e) such preferred stock has paid consistent cash dividends over the last 3 years or the issuer of such preferred stock must have other preferred stock outstanding which has consistently paid dividends over the last 3 years (new preferred stock issues without such a dividend history must have an S&P rating of A or higher). In addition, the preferred stocks must have the following diversification requirements: (1) the preferred stock issue must be greater than $50 million in size or the issuer of such stock must have issues of the same tenor exceeding $50 million; (2) the minimum holding by the Fund of each issue of preferred stock (except for floating rate preferred issues) is $500,000 and the maximum holding by the Fund of each issue of preferred stock is $5 million; (3) the maximum percent of the value of the Fund's assets which may be invested in any one issuer (A) with a senior debt S&P rating of BBB or BBB+ is 2.5% and (B) with a senior debt S&P rating of A or better is 5%; (4) the maximum percent age of value of the Fund's assets that may be invested in any one S&P industry category is 20% (except for the utility industry, as to which no such percentage limitation shall apply); and (5) the maximum percent of the value of the Fund's assets invested in adjustable rate preferred stocks is 10%. In addition, with respect to floating rate preferred stock issues, (i) the Fund may not purchase an issue with a dividend period greater than 49 days (except new issues, which may have an initial dividend period of up to 64 days) and (ii) no issue of floating rate preferred stock which has incurred a failed auction or remarketing may be purchased by the Fund or will constitute an S&P Eligible Asset.

         "Securities Depository" means The Depository Trust Company and its successors and assigns or any successor securities depository selected by the Fund that agrees to follow the procedures required to be followed by such securities depository in connection with the AMPS.

         "Service" means the United States Internal Revenue Service.

         "Short Term Dividend Period" means a dividend period consisting of a specified number of days, evenly divisible by seven, and not fewer than 28 nor more than 364.

         "Subsequent Dividend Period" means each Dividend Period after the Initial Dividend Period commencing on a Dividend Payment Date and ending on the calendar day prior to the next Dividend Payment Date.

         "Substitute Commercial Paper Dealers" shall mean Goldman, Sachs & Co. or Morgan Stanley & Co. Incorporated or in lieu of either thereof, their respective affiliates or successors that are commercial paper dealers.

         "Substitute Rating Agency" and "Substitute Rating Agencies" shall mean a nationally recognized securities rating agency and two nationally recognized securities rating agencies, respectively, selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, or its respective affiliates and successors, after consultation with the Fund, to act as a substitute rating agency or substitute rating agencies, as the case may be, to determine the credit ratings of the AMPS.

         "Sufficient Clearing Bids" has the meaning specified in Part II,
Section 4(a)(ii) of this Certificate of Vote.

         "Trustees" means the members of the Board of Trustees.

         "28-day Dividend Period" means a Short Term Dividend Period the length of which is 28 days.

         "U.S. Treasury Bill Rate" on any date means (i) the interest equivalent yield of the rate on the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as such rate is made available on a discount basis or other wise by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Bill Rate on such date. "Alternate Treasury Bill Rate" on any date means the interest equivalent of the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded Treasury Bill with a maturity most nearly comparable to the length of the related Dividend Period, as determined by bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

         "U.S. Treasury Note Rate" on any date means (i) the yield as calculated by reference to the bid price quotation of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as such bid price quotation is published on the Business Day immediately preceding such date by the Federal Reserve Bank of New York in its Composite 3:30 P.M. Quotations for U.S. Government Securities report for such Business Day, or (ii) if such yield as so calculated is not available, the Alternate Treasury Note Rate on such date. "Alternate Treasury Note Rate" on any date means the yield as calculated by reference to the arithmetic average of the bid price quotations of the actively traded, current coupon Treasury Note with a maturity most nearly comparable to the length of the related Dividend Period, as determined by the bid price quotations as of any time on the Business Day immediately preceding such date, obtained from at least three recognized primary U.S. Government securities dealers selected by the Auction Agent.

         "Valuation Date" means every Friday, or if such Friday is not a Business Day, the next preceding Business Day; provided that during any period in which the Fund shall have open positions in futures contracts or open short positions in futures options contracts, Valuation Date shall mean every Business Day.

         Section 2. FRACTIONAL SHARES. No fractional AMPS shall be issued.

         Section 3. DIVIDENDS.

              (a) GENERAL.


                  (i) The holders of AMPS will be entitled to receive, when, as and if declared by the Board of Trustees of the Fund or by a duly authorized committee thereof, out of Available Net Investment Income, cumulative cash dividends on their shares, at the Applicable Rate deter mined as set forth below in paragraph (c), payable on the respective dates set forth below. Dividends on the AMPS so declared and payable shall be paid (1) in preference to and in priority over any dividends declared and payable on the Common Shares and (2) to the extent permitted under the Code and to the extent available and in preference to and priority over any dividend declared and payable on the Common Shares, out of Available Net Investment Income. Dividends will not accumulate, however, with respect to any amount by which the Fund's Available Net Investment In come limits the amount of dividends otherwise payable.

                  (ii) Dividends on the AMPS will accumulate, subject to Available Net Investment Income, from the Date of Original Issue and will be payable, when, as and if declared by the Board of Trustees out of Available Net Investment Income commencing on the Initial Dividend Payment Date with respect to such AMPS. Following the Initial Dividend Payment Date for the AMPS, dividends on the AMPS will be payable, at the option of the Fund, either (1) with respect to any Short Term Dividend Period of 91 or fewer days, on the day next succeeding the last day thereof, (2) with respect to any Short Term Dividend Period of more than 91 and fewer than 365 days, on the 92nd day thereof, the 183rd day thereof, if any, the 274th day thereof, if any, and on the day next succeeding the last day thereof and (3) with respect to any Long Term Dividend Period, quarterly on the first day of each January, April, July and October during such Long Term Dividend Period, and on the day next succeeding the last day thereof; provided, however, in all such cases, that if such day shall not be a Business Day, the Dividend Payment Date shall be the Business
      Day next succeeding such day. The Initial Dividend Period, the Short
      Term Dividend Periods and the Long Term Dividend Periods are hereinafter sometimes referred to as Dividend Periods. Each dividend payment date determined as provided above is hereinafter referred to as a "Dividend Payment Date."

                   (iii) At least two Business Days prior to each Dividend Payment Date, the Fund will deposit with the Auction Agent sufficient funds for the payment of declared dividends. The Fund will not establish any reserves for the payment of dividends.

                   (iv) Each dividend will be paid to the record holder of AMPS, which holder will be the nominee of the Securities Depository. The Securities Depository will credit the accounts of the Agent Members of the Existing Holders in accordance with the Security Depository's normal procedures. The Agent Member of an Existing Holder will be responsible for holding or disbursing such payments on the applicable Dividend Payment Date to such Existing Holder in accordance with the instructions of such Existing Holder. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the nominee of the Securities Depository. Any dividend payment made on any AMPS shall first be credited against the earliest declared but unpaid dividends accumulated with respect to such AMPS.

                   (v) Holders of AMPS will not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends. No interest will be payable in respect of any dividend payment or payments on the AMPS which may be in arrears.

                   (vi) The amount of dividends per share of AMPS payable (if declared) on each Dividend Payment Date of each Short Term Dividend Period shall be computed by multiplying the Applicable Rate for such Short Term Dividend Period by a fraction, the numerator of which will be the number of days in such Short Term Dividend Period such share was outstanding and the denominator of which will be 360, multiplying the amount so obtained by $100,000, and rounding the amount so obtained to the nearest cent. During any Long Term Dividend Period, the amount of dividends per share payable on any Dividend Payment Date shall be computed on the basis of a year consisting of twelve 30-day months.

              (b)  NOTIFICATION OF DIVIDEND PERIOD.

                   (i) With respect to each Dividend Period that is a Short Term Dividend Period, on or prior to the 15th day prior to an Auction Date, the Fund shall provide telephonic and written notice to the Auction Agent and to each Broker-Dealer of the number of days, evenly divisible by seven, and not fewer than 28 nor more than 364, in the Short Term Dividend Period next succeeding such notice and the Broker-Dealers shall promptly inform the holders of AMPS of the length of such Short Term Dividend Period.

                   (ii) With respect to each Dividend Period that is a Long Term Dividend Period, on or prior to the 20th day but not more than 28 days prior to an Auction Date for the AMPS, the Fund may, at its sole option and to the extent permitted by law, by telephonic and written notice (a "Request for Long Term Dividend Period") to the Auction Agent and to each Broker-Dealer, request that the next succeeding Dividend Period be a period of whole years, specified in such notice, not fewer than one or more than a number of whole years beginning at the commencement of such dividend and ending on or prior to February 1, 1999, provided that for any Auction occurring after the initial Auction, the Fund may not give a Request for Long

      Term Dividend Period (and any such request shall be null and void) unless Sufficient Clearing Bids were made in the last occurring Auction or if full cumulative dividends, and any amounts due with respect to mandatory redemptions, for the AMPS payable prior to such date have not been paid in full. Upon receiving such Request for Long Term Dividend Period, the Broker-Dealer(s) shall jointly determine whether, given the factors set forth below, it is advisable that the Fund issue a Notice of Long Term Dividend Period for the AMPS as contemplated by such Request for Long Term Dividend Period and, if so, the Mandatory Redemption Price, the Optional Redemption Price of the AMPS during such Long Term Dividend Period, the times during such Long Term Dividend Period that optional redemptions of the AMPS will be permitted and the Maximum Applicable Rate for such Long Term Dividend Period, and shall give the Fund and the Auction Agent written notice (a "Response") of such determination by no later than the 16th day prior to such Auction Date. In making such determination the Broker-Dealer(s) will consider (1) existing short-term and long-term market rates and indices of such short-term and long-term rates, (2) existing market supply and demand for short-term and long-term securities,
      (3) existing yield curves for short-term and long-term securities comparable to the AMPS, (4) industry and financial conditions which may affect the AMPS, (5) the investment objective of the Fund, and (6) the Dividend Periods and dividend rates at which current and potential beneficial holders of the AMPS would remain or become beneficial holders. If the Broker-Dealer(s) shall not give the Fund and the Auction Agent a Response by such 16th day or if the Response states that given the factors set forth above it is not advisable that the Fund give a Notice of Long Term Dividend Period for the AMPS, the Fund may not give a Notice of Long Term Dividend Period in respect of such Request for Long Term Dividend Period. In the event the Response indicates that it is advisable that the Fund give a Notice of Long Term Dividend Period for the AMPS, the Fund will by no later than the 15th day prior to such Auction Date give a notice (a "Notice of Long Term Dividend Period") to the Auction Agent, the Securities Depository and each Broker-Dealer which notice will specify
                  (1) the duration of the Long Term Dividend Period, (2) the Mandatory Redemption Price and Optional Redemption Price of the AMPS during such Long Term Dividend Period as specified in the related Response, (3) the Maximum Applicable Rate for such Long Term Dividend Period as specified in the related Response and (4) the times during such Long Term Dividend Period that the optional redemption of the AMPS will be permitted as specified in the related Response. The Fund is required to give telephonic and written notice (a "Notice of Revocation") to the Auction Agent, each Broker-Dealer, and the Securities Depository on or prior to the second Business Day prior to the relevant Auction Date if (x) either the 1940 Act AMPS Coverage or the Fund shall fail to maintain Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount, in each case is not satisfied on each of the two Valuation Dates immediately preceding the related Auction Date on an actual basis and on a pro forma basis giving effect to the proposed Long Term Dividend Period (using as a pro forma dividend rate with respect to such Long Term Dividend Period the dividend rate which the Broker-Dealers shall advise the Fund is an approximately equal rate for securities similar to the AMPS with an equal dividend period),
                  (y) sufficient funds for the payment of dividends payable on the immediately succeeding Dividend Payment Date have not been irrevocably deposited with the Auction Agent by the close of business on the third Business Day preceding the related Auction Date or (z) the Broker-Dealer(s) jointly advise the Fund that after consideration of the factors listed above they have concluded that it is advisable to give a Notice of Revocation. If the Fund gives a Notice of Revocation with respect thereto, the next succeeding Dividend Period will be a 28-day Dividend Period. In addition, in the event the Fund has given a Notice of Long Term Dividend Period with respect to the next succeeding Dividend Period for the AMPS but Sufficient Clearing Bids are not made in the applicable Auction or such Auction is not held for any reason, such next succeeding Dividend Period will be a 28-day Dividend Period and the Fund may not again give a Notice of Long Term Dividend Period for the AMPS (and any such attempted notice shall be null and void) until Sufficient Clearing Bids have been made in an Auction with respect to a Short Term Dividend Period for the AMPS.

              (c) DETERMINATION OF DIVIDEND RATE. The dividend rate on the AMPS during the Initial Dividend Period will be the rate per annum set forth under "Designation" of this Certificate of Vote. The Applicable Rate on the AMPS for each Subsequent Dividend Period will be the dividend rate per annum that results from the Auction conducted with respect to such Dividend Period. Dividends shall be calculated as set forth in the preceding subsection.

              (d) NON-PAYMENT PERIOD; LATE CHARGE. A Non-Payment Period will commence if the Fund fails to (i) declare prior to the close of business on the second Business Day preceding any Dividend Payment Date for the AMPS, for payment on or (to the extent permitted as described below) within three Business Days after such Dividend Payment Date to the persons who held such AMPS as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date, the full amount of any dividend on such AMPS payable on such Dividend Payment Date or (ii) deposit, irrevocably in trust, in same- day funds, with the Auction Agent by 12:00 noon, New York City time, (A) on or (to the extent permitted as described below) within three Business Days after any Dividend Payment Date for the AMPS the full amount of any declared dividend on such AMPS payable on such Dividend Payment Date or (B) on or (to the extent permitted as described below) within three Business Days after any redemption date for AMPS called for redemption, the Mandatory Redemption Price per share of such AMPS or, in the case of an optional redemption, the Optional Redemption Price per share of such AMPS. Such Non-Payment Period will consist of the period commencing on and including the aforementioned Dividend Payment Date or redemption date, as the case may be, and ending on and including the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and unpaid redemption prices with respect to such AMPS shall have been so deposited or shall have otherwise been made available to the applicable holders in same-day funds; provided that, a Non-Payment Period for the AMPS will not end unless the Fund shall have given at least five days' but no more than 30 days' written notice to the Auction Agent, the Securities Depository and all holders of AMPS. The Applicable Dividend Rate for each Dividend Period commencing during a Non-Payment Period will be equal to the Non-Payment Period Rate; and each Dividend Period commencing after the first day of, and during, a Non-Payment Period shall be a 28-day Dividend Period. Any dividend on AMPS due on any Dividend Payment Date (if, prior to 12:00 noon, New York City time, on such Dividend Payment Date, the Fund has declared such dividend payable on or within three Business Days after such Dividend Payment Date to the persons who held such shares as of 12:00 noon, New York City time, on the Business Day preceding such Dividend Payment Date) or redemption price with respect to such shares not paid to such persons when due may (if such non-payment is not solely due to the willful failure of the Fund) be paid to such persons in the same form of funds by 12:00 noon, New York City time, on any of the first three Business Days after such Dividend Payment Date or due date, as the case may be, provided that, such amount is accompanied by a late charge calculated for such period of non-payment at the Non-Payment Period Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 360). For the purposes of the foregoing, payment to a person in same-day funds on any Business Day at any time will be considered equivalent to payment to that person in New York Clearing House (next-day) funds at the same time on the preceding Business Day, and any payment made after 12:00 noon, New York City time, on any Business Day shall be considered to have been made in stead in the same form of funds and to the same person before 12:00 noon, New York City time, on the next Business Day. The Non-Payment Period Rate will initially be (i) 275% of the applicable "AA" Composite Commercial Paper Rate in the case of any Short Term Dividend Period having fewer than 99 days; (ii) 285% of the applicable "AA" Composite Commercial Paper Rate in the case of any Short Term Dividend Period having 49 or more but fewer than 183 days; (iii) 310% of the applicable U.S. Treasury Bill Rate in the case of any Short Term Dividend Period having 183 or more but fewer than 365 days; (iv) 335% of the applicable U.S. Treasury

      Note Rate in the case of any Long Term Dividend Period of one to five years; and (v) 360% of the applicable U.S. Treasury Note Rate in the case of any Long Term Dividend Period of six to nine years, provided that the Board of Trustees of the Fund shall have the authority to adjust, modify, alter or change from time to time the initial Non-Payment Period Rate if the Board of Trustees of the Fund so determines and Moody's and S&P and any Substitute Rating Agencies advise the Fund in writing that such adjustment, modification, alteration or change will not adversely affect their then-current ratings on the AMPS.

              (e) RESTRICTIONS ON DIVIDENDS AND OTHER PAYMENTS. For so long as any AMPS are outstanding, the Fund will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the AMPS as to dividends or upon liquidation) in respect of Common Shares or any other shares of the Fund ranking junior to or on a parity with the AMPS as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to the AMPS as to dividends and upon liquidation) or any such parity shares (except by conversion into or exchange for shares of the Fund ranking junior to or on a parity with the AMPS as to dividends and upon liquidation), unless (i) immediately after such transaction, the Fund would have Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount and the 1940 Act AMPS Asset Coverage would be achieved,
      (ii) full cumulative dividends on outstanding AMPS due on or prior to the date of the transaction have been declared and paid and (iii) the Fund has redeemed the full number of Outstanding AMPS required to be redeemed by any provision for mandatory redemption contained in Section 4(b) of these AMPS Provisions.

         Section 4. REDEMPTION.

              (a) OPTIONAL REDEMPTION. To the extent permitted under the 1940 Act, upon giving a Notice of Redemption, as provided below, the Fund at its option may redeem AMPS, in whole or in part, on the next succeeding scheduled Dividend Payment Date applicable to those AMPS called for redemption, out of funds legally available therefor, at the Optional Redemption Price per share. Upon any such redemption, subject to the Fund having sufficient legally available funds (which may include paid-in surplus attributable to the Common Shares and determined whether or not there is Available Net Investment Income), the Board of Trustees shall declare dividends on all AMPS subject to such redemption at the Applicable Rate through at least the date of such redemption.

              (b) MANDATORY REDEMPTION. The Fund is required to redeem, out of funds legally available there for, at the Mandatory Redemption Price per share, certain of the AMPS to the extent permitted under the 1940 Act, on a date fixed by the Board of Trustees, if the Fund fails to maintain Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount or fails to maintain the 1940 Act AMPS
      Asset Coverage and such failure is not cured on or before the AMPS Basic Maintenance Cure Date or the 1940 Act Cure Date (herein respectively referred to as a "Cure Date"), as the case may be. Upon any such redemption, subject to the Fund having sufficient legally available funds (which may include paid surplus attributable to the Common Shares and determined whether or not there is Available Net Investment Income), the Board of Trustees shall declare dividends on all AMPS at the Applicable Rate through at least the date of such redemption. The number of AMPS to be redeemed will be equal to the lesser of (i) the minimum number of AMPS the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, would result in the Fund having Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount or in satisfaction of the 1940 Act AMPS Asset Coverage, as the case may be, on such Cure Date (provided that, if there is no such minimum number of shares the redemption of which would have such result, all AMPS then outstanding will be redeemed), and (ii) the maximum number of AMPS that can be redeemed out of funds expected to be legally available therefor on such redemption date. In addition, the Fund is required to redeem, as a whole, the AMPS at the Mandatory Redemption Price if, on any Dividend Payment Date, the Fund has failed to generate sufficient Available Net Investment Income to pay accrued and unpaid dividends on the AMPS at the Applicable Rate. Upon any such redemption, subject to the Fund having sufficient income and/or capital gains (which may include paid-in surplus attributable to the Common Shares and determined whether or not there is Available Net Investment Income), the Board of Trustees shall declare dividends on all AMPS at the Applicable Rate through at least the date of such redemption. The Fund is required to effect such a mandatory redemption not later than 30 days after the Cure Date or Dividend Payment Date on which the Fund had insufficient available Net Investment Income, except that if the Fund does not have funds legally available for the redemption of all of the required number of AMPS or the Fund otherwise is unable to effect such redemption on or prior to such 30 days after the Cure Date on such Dividend Payment Note, the Fund will redeem those AMPS which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.

              (c)  REDEMPTION PROCEDURES.

              (i) The Fund is required to give 30 days Notice of Redemption. Pursuant to Rule 23c-2 under the 1940 Act, the Fund will file such Notice of Redemption with the Securities and Exchange Commission at least within the period required by such Rule (currently 30 days) prior to the redemption date. In the event the Fund obtains appropriate exemptive or no-action relief from the Securities and Exchange Commission the number of days notice required for a mandatory redemption may be reduced by the Board of Trustees of the Fund to as few as two Business Days if Moody's and S&P each has agreed that the revised notice provision would not adversely affect its then-current ratings of the AMPS. The Auction Agent will use its reasonable efforts to provide telephonic notice to each holder of AMPS called for redemption not later than the close of business on the Business Day on which the Auction Agent determines the shares to be redeemed (as described above) (or, during a Non-Payment Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Auction Agent receives Notice of Redemption from the Fund). Such telephonic notice will be confirmed promptly in writing not later than the close of business on the third Business Day preceding the redemption date by notice sent by the Auction Agent to each holder of record of AMPS called for redemption, the Broker-Dealers and the Securities Depository.

              (ii) Every Notice of Redemption and other redemption notice with respect to AMPS will state: (1) the redemption date, (2) the number of AMPS to be re deemed, (3) the redemption price, (4) that dividends on the AMPS to be redeemed will cease to accumulate as of such redemption date and (5) the provision of the AMPS Provisions pursuant to which such shares are being re deemed. No defect in the Notice of Redemption or other redemption notice or in the transmittal or the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

              (iii) In the event that less than all of the Outstanding AMPS are to be redeemed, the redemption will be made by lot, on a pro rata basis or such other method as the Fund shall deem fair and equitable and the results will be communicated to the Auction Agent. The Auction Agent will give notice to the Securities Depository, whose nominee will be the record holder of all AMPS, and the Securities Depository will determine the number of shares to be redeemed from the account of the Agent Member of each Existing Holder. Each Agent Member will determine the number of shares to be redeemed from the account of each Existing Holder for which it acts as agent. An Agent Member may select for redemption shares from the accounts of some Existing Holders without selecting for redemption any shares from the accounts of other Existing Holders. Notwithstanding the foregoing, if neither the Securities Depository nor its nominee is the record holder of all of the AMPS, the particular shares to be redeemed shall be selected by the Fund by lot, on a pro rata basis or by such other method as the Fund shall deem fair and equitable.

              (iv) If the Fund gives notice of redemption, and concurrently or thereafter deposits in trust with the Auction Agent a sum sufficient to redeem the AMPS as to which notice of redemption has been given (including any redemption premium), with irrevocable instructions and authority to pay the redemption price to the record holders thereof, then upon the date of such deposit or, if no such deposit is made, upon such date fixed for redemption (unless the Fund shall default in making payment of the redemption price), all rights of the holders of such shares called for redemption will cease and terminate, except the right of such holders to receive the redemption price thereof, but without interest, and such shares will no longer be deemed to be Outstanding. The Fund will be entitled to receive, from time to time, the interest, if any, earned on such moneys deposited with the Auction Agent (which moneys may only be invested in Deposit Securities), and the holders of any shares so redeemed will have no claim to any such interest. Any funds so deposited which are unclaimed at the end of one year from such redemption date will be repaid, upon demand, to the Fund, after which the holders of the AMPS so called for redemption may look only to the Fund for payment thereof.

              (v) So long as any AMPS are held of record by the nominee of the Securities Depository, the redemption price for such shares will be paid on the redemption date to the nominee of the Securities Depository for distribution to Agent Members for distribution to the persons for whom they are acting as agent.

              (vi) Notwithstanding the provisions for redemption described above, no AMPS may be redeemed unless all dividends in arrears on all Outstanding AMPS, and all capital shares of the Fund ranking on a parity with the AMPS with respect to the payment of dividends or upon liquidation, have been or are being contemporaneously paid or set aside for payment.

              (vii) Except for the provisions described above, nothing contained herein or in the Declaration of Trust limits any legal right of the Fund to purchase or otherwise acquire any AMPS outside of an Auction at any price, whether higher or lower than the Optional Redemption Price or the Mandatory Redemption Price, so long as, at the time of any such purchase, there is no arrearage in the payment of dividends on, or the Mandatory or Optional Redemption Price with respect to, any AMPS or redemption premiums with respect to any AMPS for which notice of redemption has been given and the Fund is in compliance with the 1940 Act AMPS Asset Coverage and has Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof. Any shares which are purchased, redeemed or otherwise acquired by the Fund shall have no voting rights. If fewer than all the Outstanding AMPS are re deemed or otherwise acquired by the Fund, the Fund shall give notice of such transaction to the Auction Agent, in accordance with the procedures agreed upon by the Board of Trustees. Subject to the provisions of Section 18 of the 1940 Act, the Fund may reissue AMPS previously re deemed, provided that immediately after any such reissuance the Fund shall be in compliance with the 1940 Act AMPS Asset Coverage and shall have Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount.

         Section 5. LIQUIDATION.

              (a) Upon a liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the holders of AMPS will be entitled, whether from capital or surplus, before any assets of the Fund will be distributed among or paid over to the holders of the Common
      Shares or any other class of beneficial interest of the Fund junior to the AMPS as to liquidation payments, to be paid an amount equal to the liquidation preference. The liquidation preference for the AMPS is $100,000 per share plus redemption premium, if any, payable in same-day funds. Upon any such liquidation, subject to the Fund having sufficient legally available funds (which may include paid-in surplus attributable to the Common Shares and determined whether or not there is Available Net Investment Income), the Board of Trustees shall declare dividends on all the AMPS at the Applicable Rate through the date of final distribution, payable in same day funds. After any such payment, the holders of AMPS will not be entitled to any further participation in any distribution of assets of the Fund. If, upon any such liquidation, dissolution or winding up of the Fund, the assets of the Fund shall be insufficient to make such full payments to the holders of AMPS and to the holders of any shares of beneficial interest with preference rights of the Fund ranking as to liquidation, dissolution or winding up, on a parity with the AMPS, then such assets will be distributed pro rata (with respect to the liquidation preference) among the holders of AMPS and any other such Preferred Shares.

              (b) Neither the consolidation nor the merger of the Fund with or into any other entity or entities nor a reorganization of the Fund alone nor the sale, lease or transfer by the Fund of all or substantially all of its assets shall be deemed to be a dissolution or liquidation of the Fund.

         Section 6. VOTING RIGHTS.

              (a) Except as otherwise indicated herein and except as otherwise required by applicable law, holders of AMPS will have equal voting rights with holders of Common Shares (one vote per share) and will vote together with holders of Common Shares as a single class.

              (b) In connection with the election of the Fund's Trustees, holders of AMPS, voting as a separate class, shall be entitled to elect two of the Fund's Trustees, and the remaining Trustees will be elected by holders of Common Shares. In addition, if at any time dividends on Outstanding AMPS shall be unpaid in an amount equal to two full years' dividends thereon, then the number of Trustees constituting the Board of Trustees shall automatically be increased by the smallest number that, when added to the two Trustees elected exclusively by the holders of AMPS as described above, would constitute a majority of the Board of Trustees as so increased by such smallest number; and at a special meeting of shareholders which will be called and held as soon as practicable, and at all subsequent meetings at which Trustees are to be elected, the holders of AMPS, voting as a separate class, will be entitled to elect the smallest number of additional Trustees that, together with the two Trustees which such holders will be in any event entitled to elect, constitutes a majority of the total number of Trustees of the Fund as so increased. The terms of office of the persons who are Trustees at the time of that election will continue. If the Fund there after shall pay, or declare and set apart for payment, in full all dividends payable on all Outstanding AMPS for all past Dividend Periods, the voting rights stated in the preceding sentence shall cease, and the terms of office of all of the additional Trustees elected by the holders of AMPS (but not of the Trustees with respect to whose election the holders of Common Shares were entitled to vote or the two trustees the holders of AMPS have the right to elect in any event) will terminate automatically.

              (c) The affirmative vote of the holders of 66-2/3% of the outstanding AMPS, voting as a class, will be required to (i) amend, alter or repeal any of the preferences, rights or powers of such class so as to affect materially and adversely such preferences, rights or powers; (ii) increase the authorized number of Preferred Shares; (iii) create, authorize or issue shares of any class or series of beneficial interest ranking senior to or on parity with the AMPS with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of beneficial interest ranking senior to or on parity with the AMPS or reclassify any authorized shares of beneficial interest of the Fund into any share ranking senior to or on parity with the AMPS (and, in this regard, if the AMPS are then rated by S&P, the Fund may not issue any such shares unless the Fund shall have been informed in writing by S&P that such issuance will not affect adversely its rating of the
      AMPS); (iv) institute any proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Fund or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as may be required by applicable law, admit in writing its inability to pay its debts generally as they become due or take any corporate action in furtherance of any such action;
      (v) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind upon any of the Eligible Assets, except (A) liens the validity of which are being contested in good faith by appropriate proceedings, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness permitted under clause (vi) below, (D) liens to secure payment for services rendered by the Auction Agent in connection with the AMPS and (E) any hedging transactions as contemplated by the Prospectus relating to the Fund's AMPS; (vi) create, authorize, issue, incur or suffer to exist any indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness in excess of $10,000,000 outstanding at any one time; provided, however, that transfers of assets by the Fund subject to an obligation to repurchase shall not be deemed to be indebtedness for purposes of this provision to the extent that after any such transaction the Fund has Eligible Assets with Discounted Value in the aggregate at least equal to the AMPS Basic Maintenance Amount, and if the AMPS are then rated by Moody's, the Fund may not incur any indebtedness in an amount in excess of $10,000,000 without the approval of Moody's. The Board of Trustees may, however, without shareholder approval, amend, alter or repeal any or all of the provisions set forth in Section 8 of this Part I in the event the Fund receives written confirmation from Moody's and S&P and any Substitute Rating Agencies, that any such amendment, alteration or repeal would not impair the ratings then assigned to the AMPS. Unless a higher percentage is provided for elsewhere in the Declaration of Trust the affirmative vote of the holders of a majority of the Outstanding AMPS (determined with reference to the term "majority of the outstanding voting securities," as such term is defined in Section 2(a)(49) of the 1940 Act), voting as a separate class, will be required to approve any plan of reorganization affecting such AMPS (except a plan referred to in (i) above) or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of the AMPS described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares necessary to authorize the action in question.

              (d) The foregoing voting provisions will not apply with respect to the AMPS if, at or prior to the time when a vote is required, such shares shall have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited irrevocably in trust to effect such redemption.

         Section 7. ASSET MAINTENANCE.

              (a) 1940 ACT AMPS ASSET COVERAGE. The Fund will maintain, with respect to the AMPS, as of the last Business Day of each month in which any shares of AMPS are Outstanding, 1940 Act AMPS Asset Coverage.

              (b) AMPS BASIC MAINTENANCE AMOUNT. The Fund will maintain as of each Valuation Date assets having in the aggregate a Discounted Value at least equal to the AMPS Basic Maintenance Amount.

              (c) MINIMUM LIQUIDITY LEVEL. As long as the AMPS are rated by S&P, the Fund will have, as of each Valuation Date, Deposit Securities with maturity or tender payment dates not later than the Dividend Payment Date (collectively "Dividend Coverage Assets") for each share of AMPS Outstanding that follows such Valuation Date and having in the aggregate a value not less than the Dividend Coverage Amount (the "Minimum Liquidity Level"). The "Dividend Coverage Amount," as of any Valuation Date, means
      (i) the aggregate amount of (A) cash dividends that will accumulate on AMPS to (but not including) the next Dividend Payment Date for such AMPS Outstanding that follows such Valuation Date and (B) with respect to any AMPS for which the Fund has issued a notice of redemption, the amount of redemption premium, if any, with respect to such AMPS that the Fund shall be required to pay as of the date fixed for redemption less (ii) the combined value of Deposit Securities irrevocably deposited for the payment of cash dividends and redemption premiums, if any, on AMPS. "Deposit Securities" means cash and portfolio securities rated at least AA, A- 1+ or SP-1+ by S&P. The definitions of "Deposits Securities," "Dividend Coverage Assets" and "Dividend Coverage Amount" may be changed from time to time by the Fund without shareholder approval, but only in the event the Fund receives written confirmation from S&P that any such change would not impair the ratings then assigned by S&P to the AMPS.

         Section 8. COMPLIANCE PROCEDURES FOR ASSET MAINTENANCE TESTS.

              (a) As of each Valuation Date, the Fund shall determine in accordance with the procedures specified herein (i) the fair market value of each Eligible Asset owned by the Fund on that date, (ii) the Discounted

      Value of each such Eligible Asset using discount factors the ranges of which are set forth herein, (iii) whether the aggregate Discounted Value of such Eligible Assets is equal to or greater than the AMPS Basic Maintenance Amount is met as of that date with respect to the AMPS, (iv) the Dividend Coverage Assets owned by the Fund on that date with respect to the AMPS, (v) the Dividend Coverage Amount on that date with respect to the AMPS, (vi) whether the Minimum Liquidity Level is met as of that date,
      (vii) the value of the total assets of the Fund, less all liabilities,
      (viii) statutory asset cover age on that date and (ix) whether the 1940 Act AMPS Asset Coverage is met as of that date.

              (b) For purposes of (i) S&P's rating of the AMPS, the Fund is prohibited from (A) engaging in any reverse repurchase agreement transactions, (B) overdrawing any bank account, (C) lending portfolio securities, (D) incurring any indebtedness unless S&P advises the Fund in writing that such transactions will not adversely affect its then current rating of the AMPS, (E) engaging in repurchase agreement transactions in which the term of such repurchase obligation is longer than 90 days and
      (F) engaging in short sale transactions; and for purposes of (ii) Moody's rating of the AMPS, the Fund is prohibited from engaging in short sale transactions.

              (c) For purposes of S&P's rating of the AMPS, the Fund is prohibited from engaging in transactions in financial futures, except the Fund may (1) sell futures contracts relating to U.S. government securities, and any other financial futures contracts which S&P shall inform the Fund in writing would not adversely affect its current rating of the AMPS ("Acceptable Futures Contracts") to hedge the Fund's portfolio, provided that for purposes of S&P's rating of the AMPS (A) the Discounted Value is reduced by the product of (y) .25 and (z) the Aggregate Settlement Value of all open Acceptable Future Contracts, (B) the number of Acceptable Future Contracts does not exceed the lesser of
      (y) the quotient obtained by dividing 25% of the fair market value (as of the Date of Original Issue) of the Fund's total assets by 100,000 or (z) 10% of the previous month's average number of daily traded contracts on the board of trade which is the designated contract market for such Acceptable Futures Contracts as published in the Wall Street Journal and
      (C) the Fund undertakes to close its position in all open

      Acceptable Future Contracts or options thereon written by the Fund (y) in the month prior to the delivery month with respect to the terms of such Acceptable Futures Contracts (unless the Fund holds securities deliverable under such terms) and (z) at any time it fails to have S&P Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount on two consecutive Business Days and the Fund was required to make any net margin payment with respect to such contracts on such second failed Business Day; and (2) buy Acceptable Futures Contracts to liquidate or close a position. The Fund may purchase put and call options on securities or on Acceptable Futures Contracts and the Fund may
      (i) write call options on securities or on Acceptable Futures Contracts held in the Fund's portfolio or that the Fund has an immediate right to acquire through conversion or exchange of securities or Accept able Futures Contracts held in its portfolio and (ii) write put options on securities or on Acceptable Futures Contracts as long as the Fund maintains during the term of the option readily marketable high quality short term portfolio securities with a value at all times at least equal to the strike price of such option; provided, however, that the securities covering any call option written by the Fund and the securities securing any put option written by the Fund shall not constitute S&P Eligible Assets unless the term of any such option shall expire prior to any date fixed for redemption of the AMPS.

              (d) For purposes of Moody's rating of the AMPS: (i) (A) the Fund may buy call or put option contracts; (B) the Fund may write only covered call options and may write calls which cross-hedge only if (x) the Fund holds the security which the call cross-hedges, (y) both the deliverable security underlying the call and the Fund's asset being hedged are GNMA, FNMA, or FHLMC mort gage pass-through certificates, excluding any interest- only or principal-only strips, and (z) both the deliver able security and the hedged asset have similar duration and interest rates;
      (C) the Fund may write put options; (D) the Fund may enter into only exchange-traded futures contracts with respect to which the exchange clearinghouse takes the opposite side of the contract and the Fund may enter into a futures contract as seller only for securities which it owns;
      (E) the Fund may buy call or put options on futures contracts, may write put options on futures contracts (provided, that if the contract would require delivery of a security, that security must be held by the
      Fund) and may write call options on futures if it owns the futures contract subject to the option; and (F) the Fund may, subject to the foregoing limitations, engage in transactions in index-based futures contracts and options thereon upon written confirmation that that transaction will not adversely affect Moody's rating; (ii) for purposes of valuation of Moody's Eligible Assets (A) if the Fund writes a call option, the underlying asset will be valued as follows: (y) if the option is exchange-traded and may be offset readily or if the option expires before the earliest possible redemption of the AMPS, at the lower of market value discounted for price volatility and exercise price of the option or (z) otherwise, it has no value; (B) if the Fund writes a put option, the underlying asset will be valued as follows: the lesser of (y) exercise price and (z) the market value of the security discounted for price volatility; (C) if the Fund is the seller under a futures contract, the underlying security will be valued at the lower of (y) settlement price and (z) market value of the security discounted for price volatility; if a contract matures before the earliest possible redemption of the AMPS, the security may be valued at the settlement price; (D) if the Fund is the buyer under an exchange-traded futures contract, the underlying security will be valued at the lower of (y) the settlement price and (z) the market value of the security discounted for price volatility; if the contract matures before the earliest possible redemption of the AMPS, the security may be valued at market value discounted for price volatility; and (E) call or put option contracts which thets pursuant to which the Fund hedges the anticipated purchase of an asset prior to the completion of such purchase; (C) the Fund will not enter into an option or futures transaction unless after giving effect to such transaction the Fund would continue to be in compliance with Section 7(b) of this Part I; (D) for purposes of the AMPS Basic Maintenance Amount, assets in margin accounts are not Moody's Eligible Assets; (E) the Fund shall enter into only exchange-traded futures and shall write only exchange- traded options on exchanges approved by Moody's; (F) where delivery may be made to the Fund with any of a class of securities, the Fund shall assume for purposes of the AMPS Basic Maintenance Amount that it takes delivery of that security which yields it the least value; (G) the Fund will not engage in forward contracts; (H) there shall be a quarterly audit made of the Fund's futures and options transaction by the Fund's independent accountants to confirm that the Fund is in compliance with these standards; and (I) the Fund will hedge only specified assets.

              (e) If on any Valuation Date the Fund shall fail to have Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount or shall fail to meet the 1940 Act AMPS Coverage, then the Fund shall, by the AMPS Basic Maintenance Cure Date or the 1940 Act Cure Date, respectively, (i) change the composition of portfolio securities or (ii) purchase the AMPS outside of an Auction, or both, so that the Fund shall have Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount and the 1940 Act AMPS Asset Coverage would be met on a pro forma basis as of such Cure Date. Any such purchase of AMPS outside of an Auction must be made in compliance with the applicable requirements of the 1940 Act and the rules and regulations thereunder.

              (f) For purposes of determining whether any such asset maintenance test is met, no share of AMPS shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with the determination of such asset maintenance test, (i) the requisite funds for the redemption of any such share shall have been deposited irrevocably in trust with the Auction Agent (and the funds so deposited shall not be used to determine the aggregate Discounted Value of Eligible Assets) for that purpose and the requisite notice of redemption shall have been given or
      (ii) any such share shall have been redeemed, purchased or otherwise acquired by the Fund.

              (g) Such determinations, as of any date as to which they are made, shall be set forth in a Certificate of AMPS Basic Maintenance Amount (which will include a determination of items (i)-(iii) set forth above), Certificate of Minimum Liquidity Level (which shall include a determination of items (iv)-(vi) set forth above) and Certificate of 1940 Act AMPS Asset Coverage (which will include a determination of items
      (vii)-(ix) set forth above), as the case may be. On or before the AMPS Basic Maintenance Cure Date or the 1940 Act Cure Date, as the case may be, after a Valuation Date on which the Fund fails to meet any asset maintenance test, the Fund is required to deliver to the Auction Agent and to

      S&P and Moody's the relevant Certificates of AMPS Basic Maintenance Amount, Minimum Liquidity Level and 1940 Act AMPS Asset Coverage, as the case may be.

              (h) The Fund will also deliver to S&P and Moody's Certificates of AMPS Basic Maintenance Amount, Minimum Liquidity Level and 1940 Act MPS Asset Coverage as of (i) the Date of Original Issue of AMPS, (ii) the fifteenth day of each month (or, if such day is not a Business Day, the next succeeding Business Day) and (iii) the last Business Day of each month, in each case on or before the third Business Day after such day.

              (i) Within ten Business Days after delivery of such Certificates relating to the last Business Day of each fiscal quarter of the Fund, commencing September 30, 1989 and within ten Business Days after any Valuation Date on which the Fund shall fail to have Eligible Assets with an aggregate Discounted Value at least equal to the AMPS Basic Maintenance Amount, the Fund will deliver to S&P and Moody's a letter prepared by the Fund's independent accountants regarding the accuracy of the calculations made by the Fund in its most recent Certificates of AMPS Basic Maintenance Amount, Minimum Liquidity Level and 1940 Act AMPS Asset Coverage and in Certificates of AMPS Basic Maintenance Amount, Minimum Liquidity Level and 1940 Act AMPS Asset Coverage on a Valuation Date during such quarter selected at random by such accountants. If any such letter prepared by the Fund's independent accountants shows that an error was made in any of the most recent Certificates of AMPS Basic Maintenance Amount, Minimum Liquidity Level and 1940 Act AMPS Asset Coverage, the calculation or determination made by the Fund's independent accountants will be conclusive and binding on the Fund.

              (j) The letter referred to in subsection (i) will confirm (i) the mathematical accuracy of the calculations reflected in the related Certificates of AMPS Basic Maintenance Amount, Minimum Liquidity Level and 1940 Act AMPS Asset Coverage, (ii) that the method used by the Fund in determining whether or not the AMPS Basic Maintenance Amount, Minimum Liquidity Level and 1940 Act AMPS Asset Coverage are met is in accordance with the applicable requirements of the Fund's AMPS Provisions, (iii) that the written price quotations used by the Fund in such determination conform to the written quotations obtained by the Fund in accordance with the applicable requirements of the Fund's AMPS Provisions, and (iv) that the assets listed as Eligible Assets and Dividend Coverage Assets in the Certificates of AMPS Basic Maintenance Amount and Minimum Liquidity Level conform to the description of Eligible Assets and Dividend Coverage Assets, as the case may be, set forth in the Fund's AMPS Provisions.

              (k) For purposes of S&P's and Moody's rating of the AMPS, the Fund shall give to each of S&P and Moody's prompt written notice of: (i) any material change to the Declaration of Trust or these AMPS Provisions;
      (ii) any failure to declare or pay any dividend on the AMPS; (iii) any mandatory or optional redemption of the AMPS; (iv) assumption of control of the Board of Trustees by the holders of AMPS pursuant to Section 6(b) of this Part I; (v) in the event the Fund shall not be a party to a pricing services agreement, the unavailability of dealer quotes on assets;
      (vi) any person owning more than 5% of Fund's Common Shares; (vii) any change in pricing service; and (viii) any change in the Dividend Period.


                                     PART II

                               AUCTION PROCEDURES

         Section 1. CERTAIN DEFINITIONS.

         Capitalized terms not defined in this Section 1 shall have the respective meaning specified in Part I above. As used in this Part II, the following terms shall have the following meanings, unless the context otherwise requires:

              (a) "AMPS" shall mean the shares of AMPS being auctioned pursuant to these Auction Procedures.

              (b) "Auction Date" shall mean the first Business Day preceding the first day of a Dividend Period.

              (c) "Available AMPS" shall have the meaning specified in Part II, section 4(a)(i).

              (d) "Bid" shall have the meaning specified in Part II,
Section 2(b).

              (e) "Bidder" shall have the meaning specified in Part II,
Section 2(b).

              (f) "Hold Order" shall have the meaning specified in Part II,
Section 2(b).

              (g) "Maximum Applicable Rate," on any Auction Date, shall mean the Applicable Percentage of the Reference Rate.

         The Reference Rate is (i) with respect to any Short Term Dividend Period having fewer than 183 days, the applicable "AA" Composite Commercial Paper Rate, (ii) with respect to any Short Term Dividend Period having 183 or more but fewer than 365 days, the applicable U.S. Treasury Bill Rate and (iii) with respect to any Long Term Dividend Period, the applicable U.S. Treasury Note Rate.

         The Applicable Percentage varies with the lower of the credit rating or ratings assigned by Moody's and S&P (or if Moody's or S&P or both shall not make such rating available, the equivalent of either or both of such ratings by a Substitute Rating Agency or two Substitute Rating Agencies or, in the event that only one such rating shall be available, such rating) to the AMPS on each Auction Date as follows:


                                 CREDIT RATINGS

                                   MOODY'S:         MOODY'S:          MOODY'S:        MOODY'S:
                               "aa3" OR HIGHER   "a3" TO "a1"    "baa3" TO "baa1"   BELOW "baa3"
                               ---------------   ------------    ----------------   ------------

                                 STANDARD          STANDARD         STANDARD         STANDARD
    DIVIDEND                     & POOR'S:         & POOR'S:        & POOR'S:        & POOR'S:
     PERIOD                     AA- OR HIGHER       A- TO A+        BBB- TO BBB+     BELOW BBB-
----------------               --------------    -------------   ----------------  ------------
98 or fewer days............       150%                160%              250%              75%
105 to 182 days.............       155%                185%              265%             285%
189 to 364 days.............       175%                210%              275%             310%
1 to 5 years................       200%                235%              285%             335%
6 to 9 years................       215%                255%              300%             360%

                  The Applicable Percentage for any Dividend Period commencing during a Non-Payment Period and the rate used to calculate the late charge with respect to dividends or redemption payments not paid in a timely manner will be
(i) 275% of the applicable "AA" Composite Commercial Paper Rate in the case of any Short Term Dividend Period having fewer than 99 days, (ii) 285% of the applicable "AA" Composite Commercial Paper Rate in the case of any Short Term Dividend Period having 99 or more but fewer than 183 days, (iii) 310% of the applicable U.S. Treasury Bill Rate in the case of any Short Term Dividend Period having 183 or more but fewer than 365 days, (iv) 335% of the applicable U.S. Treasury Note Rate in the case of any Long Term Dividend Period of one to five years, and (v) 360% of the applicable U.S. Treasury Note Rate in the case of any Long Term Dividend Period of six to nine years.

              (h) "Order" shall have the meaning specified in Part II,
Section 2(b).

              (i) "Sell Order" shall have the meaning specified in Part II,
Section 2(b).

              (j) "Submission Deadline" shall mean 1:00 p.m. New York City time, on any Auction Date or such other time on any Auction Date as may be specified by the Auction Agent from time to time as the time by which each Broker-Dealer must submit to the Auction Agent in writing all Orders obtained by it for the Auction to be conducted on such Auction Date.

              (k) "Submitted Bid" shall have the meaning specified in Part II,
Section 4(a).

              (l) "Submitted Hold Order" shall have the meaning specified in
Part II, Section 4(a).

              (m) "Submitted Order" shall have the meaning specified in Part II,
Section 4(a).

              (n) "Submitted Sell Order" shall have the meaning specified in
Part II, Section 4(a).

              (o) "Sufficient Clearing Bids" shall have the meaning specified in
Part II, Section 4(a)(ii).

              (p) "Winning Bid Rate" shall have the meaning specified in Part II, Section 4(a)(iii).

                        PART II. AMPS AUCTION PROCEDURES

         Section 2. ORDERS BY EXISTING HOLDERS AND POTENTIAL HOLDERS.

              (a) On or prior to the Submission Dead line on each Auction Date:

              (i) each Existing Holder may submit to a Broker-Dealer information as to:

                  (A) the number of Outstanding AMPS, if any, held by such Existing Holder which such Existing Holder desires to continue to hold without regard to the Applicable Rate for the next succeeding Dividend Period;

                  (B) the number of Outstanding AMPS, if any, held by such Existing Holder which such Existing Holder desires to continue to hold, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Existing Holders; and/or

                  (C) the number of Outstanding AMPS, if any, held by such Existing Holder which such Existing Holder offers to sell without regard to the Applicable Rate for the next succeeding Dividend Period; and

              (ii) each Broker-Dealer, using a list of Potential Holders that shall be maintained in good faith for the purpose of conducting a competitive Auction, shall contact Potential Holders, including Persons that are not Existing Holders, on such list to determine the number of Outstanding AMPS, if any, which each such Potential Holder offers to purchase, provided that the Applicable Rate for the next succeeding Dividend Period shall not be less than the rate per annum specified by such Potential Holder.

              (b) For the purposes hereof, the communication to a Broker-Dealer of information referred to in clause (i) or (ii) of this Section 2 is hereinafter referred to as an "Order" and each Existing Holder and each Potential Holder placing an Order is hereinafter referred to as a "Bidder"; an Order containing the information referred to in clause (1)(A) of this Section 2 is hereinafter referred to as a "Hold Order"; an Order containing the information referred to in clause (i)(B) or (ii) of this Section 2 is hereinafter referred to as a "Bid"; and an Order containing the information referred to in clause (i)(C) of this Section 2 is hereinafter referred to as a "Sell Order."

              (c) (i) A Bid by an Existing Holder shall constitute an irrevocable offer to sell:

                  (A) the number of Outstanding AMPS specified in such Bid if the Applicable Rate determined on such Auction Date shall be less than the rate per annum specified in such Bid; or

                  (B) such number of a lesser number of Outstanding AMPS to be determined as set forth in Section 5(a)(iv) if the Applicable Rate determined on such Auction Date shall be equal to the rate per annum specified therein; or

                  (C) a lesser number of Outstanding AMPS to be deter mined as set forth in Section 5(b)(iii) if such specified rate per annum shall be higher than the Maximum Applicable Rate and Sufficient Clearing Bids do not exist.

              (ii) A Sell Order by an Existing Holder shall constitute an irrevocable offer to sell:

                  (A) the number of Outstanding AMPS specified in such Sell Order; or

                  (B) such number or a lesser number of Outstanding AMPS to be determined as set forth in Section 5(b)(iii) if Sufficient Clearing Bids do not exist.

              (iii) A Bid by a Potential Holder shall constitute an irrevocable offer to purchase:

                  (A) the number of Outstanding AMPS specified in such Bid if the Applicable Rate determined on such Auction Date shall be higher than the rate per annum specified in such Bid; or

                  (B) such number or a lesser number of Outstanding AMPS to be determined as set forth in Section 5(a)(v) if the Applicable Rate deter mined on such Auction Date shall be equal to the rate per annum specified therein.

         Section 3. SUBMISSION OR ORDERS BY BROKER-DEALERS TO AUCTION AGENT.

              (a) Each Broker-Dealer shall submit in writing to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders obtained by such Broker-Dealer and specifying with respect to each Order:

              (1) the name of the Bidder placing such Order;

              (ii) the aggregate number of Outstanding AMPS that are the subject of such Order;

              (ii) to the extent that such Bidder is an Existing Holder:

                  (A) the number of Outstanding AMPS, if any, subject to any Hold Order placed by such Existing Holder;

                  (B) the number of Outstanding AMPS, if any, subject to any Bid placed by such Existing Holder and the rate per annum specified in such Bid; and

                  (C) the number of Outstanding AMPS, if any, subject to any Sell Order placed by such Existing Holder; and

              (iv) to the extent such Bidder is a Potential Holder, the rate per annum specified in such Potential Holder's Bid.

              (b) If any rate per annum specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one-thousandth (.001) of 1%.

              (c) If an Order or Orders covering all of the Outstanding AMPS held by an Existing Holder is not submitted to the Auction Agent prior to the Submission

     Deadline, the Auction Agent shall deem a Hold Order to have been submitted on behalf of such Existing Holder covering the number of Outstanding AMPS held by such Existing Holder and not subject to Orders submitted to the Auction Agent.

              (d) If one or more Orders on behalf of an Existing Holder covering in the aggregate more than the number of Outstanding AMPS held by such Existing Holder are submitted to the Auction Agent, such Orders shall be considered valid as follows and in the following order of priority:

              (i) any Hold Order submitted on behalf of such Existing Holder shall be considered valid up to and including the number of Outstanding AMPS held by such Existing Holder; provided that if more than one Hold Order is submitted on behalf of such Existing Holder and the number of AMPS subject to such Hold Orders exceeds the number of Outstanding AMPS held by such Existing Holder, the number of AMPS subject to each of such Hold Orders shall be reduced pro rata so that such Hold Orders, in the aggregate, cover exactly the number of Out standing AMPS held by such Existing Holder;

              (ii) any Bids submitted on behalf of such Existing Holder shall be considered valid, in the ascending order of their respective rates per annum if more than one Bid is submitted on behalf of such Existing Holder, up to and including the excess of the number of Outstanding AMPS held by such Existing Holder over the number of AMPS subject to any Hold Order referred to in Section 3(d)(i) above (and if more than one Bid submitted on behalf of such Existing Holder specifies the same rate per annum and together they cover more than the remaining number of shares that can be the subject of valid Bids after application of
         Section 3(d)(i) above and of the foregoing portion of this Section 3(d)(ii) to any Bid or Bids specifying a lower rate or rates per annum, the number of shares subject to each of such Bids shall be reduced pro rata so that such Bids, in the aggregate, cover exactly such remaining number of shares); and the number of shares, if any, subject to Bids not valid under this Section 3(d)(ii) shall be treated as the subject of a Bid by a Potential Holder; and

              (iii) any Sell Order shall be considered valid up to and including the excess of the number of Outstanding AMPS held by such Existing Holder over the number of AMPS subject to Hold Orders referred to in
         Section 3(d)(i) and Bids referred to in Section 3(d)(ii) provided that if more than one Sell Order is submitted on behalf of any Existing Holder and the number of AMPS subject to such Sell Orders is greater than such excess, the number of AMPS subject to each of such Sell Orders shall be reduced pro rata so that such Sell Orders, in the aggregate, cover exactly the number of AMPS equal to such excess.

              (e) If more than one Bid is submitted on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate and AMPS therein specified.

         Section 4. DETERMINATION OF SUFFICIENT CLEARING BIDS, WINNING BID RATE AND APPLICABLE RATE.

              (a) Not earlier than the Submission Deadline on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a "Submitted Hold Order," a "Submitted Bid" or a "Submitted Sell Order," as the case may be, or as a "Submitted Order") and shall determine:

              (i) the excess of the total number of Outstanding AMPS over the number of Outstanding AMPS that are the subject of Submitted Hold Orders (such excess being hereinafter referred to as the "Available AMPS");

              (ii) from the Submitted Orders whether the number of Outstanding AMPS that are the subject of Submitted Bids by Potential Holders specifying one or more rates per annum equal to or lower than the Maximum Applicable Rate exceeds or is equal to the sum of:

                  (A) the number of Outstanding AMPS that are the subject of Submitted Bids by Existing Holders specifying one or more rates per annum higher than the Maximum Applicable Rate, and

                  (B) the number of Outstanding AMPS that are subject to Submitted Sell Orders

         (if such excess or such equality exists (other than because the number of Outstanding AMPS in clauses (A) and (B) above are each zero because all of the Outstanding AMPS are the subject of Submitted Hold Orders), such Submitted Bids by Potential Holders being hereinafter referred to collectively as "Sufficient Clearing Bids"); and

                  (iii) if Sufficient Clearing Bids exist, the lowest rate per annum specified in the Submitted Bids (the "Winning Bid Rate") that if:

                  (A) each Submitted Bid from Existing Holders specifying the Winning Bid Rate and all other Submitted Bids from Existing Holders specifying lower rates per annum were rejected, thus entitling such Existing Holders to continue to hold the AMPS that are the subject of such Submitted Bids, and

                  (B) each Submitted Bid from Potential Holders specifying the Winning Bid Rate and all other Submitted Bids from Potential Holders specifying lower rates per annum were accepted, thus entitling the Potential Holders to purchase the AMPS that are the subject of such Submitted Bids, would result in the number of shares subject to all Submitted Bids specifying the Winning Bid Rate or a lower rate per annum being at least equal to the Available AMPS.

              (b) Promptly after the Auction Agent has made the determinations pursuant to Section 4(a), the Auction Agent shall advise the Fund of the Maximum Applicable Rate and, based on such determinations, the Applicable Rate for the next succeeding Dividend Period as follows:

              (i) If Sufficient Clearing Bids exist, that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Winning Bid Rate;

              (ii) If Sufficient Clearing Bids do not exist (other than because all of the Outstanding

         AMPS are the subject of Submitted Hold Orders), that the Applicable Rate for the next succeeding Dividend Period shall be equal to the Maximum Applicable Rate; or

              (iii) If all Existing Holders submit (or are deemed to have submitted) Hold Orders in an Auction, the Dividend Period next succeeding the Auction shall automatically be the same Dividend Period as that Dividend Period immediately preceding the Auction (unless the last Business Day of the next succeeding Dividend Period would be later than February 1, 1999, in which event the next succeeding Dividend Period shall be the next shorter Dividend Period the last Business Day of which shall be on or prior to February 1, 1999) and the Applicable Rate will be the Reference Rate in effect on the date of the Auction with respect to such Dividend Period.

         Section 5. ACCEPTANCE AND REJECTION OF SUBMITTED BIDS AND SUBMITTED SELL ORDERS AND ALLOCATION OF SHARES.

         Based on the determinations made pursuant to Section 4(a), the Submitted Bids and Submitted Sell Orders shall be accepted or rejected and the Auction Agent shall take such other action as set forth below:

               (a) If Sufficient Clearing Bids have been made, subject to the provisions of Sections 5(c) and 5(d), Submitted Bids and Submitted Sell Orders shall be accepted or rejected in the following order of priority and all other Submitted Bids shall be rejected.

               (i) the Submitted Sell Orders of Existing Holders shall be accepted and the Submitted Bid of each of the Existing Holders specifying any rate per annum that is higher than the Winning Bid Rate shall be accepted, thus requiring each such Existing Holder to sell the Outstanding AMPS that are the subject of such Submitted Sell Order or Submitted Bid;

               (ii) The Submitted Bid of each of the Existing Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding AMPS that are the subject of such Submitted Bid;

              (iii) the Submitted Bid of each of the Potential Holders specifying any rate per annum that is lower than the Winning Bid Rate shall be accepted;

              (iv) the Submitted Bid of each of the Existing Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be rejected, thus entitling each such Existing Holder to continue to hold the Outstanding AMPS that are the subject of such Submitted Bid, unless the number of Outstanding AMPS ("Remaining Shares") equal to the excess of the Available AMPS over the number of Outstanding AMPS subject to all such Submitted Bids shall be greater than the number of Out standing AMPS subject to Submitted Bids described in Sections 5(a)(ii) and 5(a)(iii), in which event the Submitted Bids of each such Existing Holder shall be accepted, and each such Existing Holder shall be required to sell Outstanding AMPS, but only in an amount equal to the difference between (1) the number of Outstanding AMPS then held by such Existing Holder subject to such Submitted Bid and (2) the number of AMPS obtained by multiplying (x) the number of Remaining Shares by (y) a fraction the numerator of which shall be the number of Outstanding AMPS held by such Existing Holder subject to such Submitted Bid and the denominator of which shall be the sum of the numbers of Outstanding AMPS subject to such Submitted Bids made by all such Existing Holders that specified a rate per annum equal to the Winning Bid Rate; and

              (v) the Submitted Bid of each of the Potential Holders specifying a rate per annum that is equal to the Winning Bid Rate shall be accepted but only in an amount equal to the number of Outstanding AMPS obtained by multiplying (x) the difference between the Available AMPS and the number of Outstanding AMPS subject to Submitted Bids described in Sections 5(a)(ii), 5(a)(iii) and 5(a)(iv) by (y) a fraction the numerator of which shall be the number of Outstanding AMPS subject to such Submitted Bid and the denominator of which shall be the sum of the numbers of Outstanding AMPS subject to such Submitted Bids made by all such Potential Holders that specified rates per annum equal to the Winning Bid Rate.

              (b) If Sufficient Clearing Bids have not been made (other than because all of the Outstanding AMPS are subject to Submitted Hold Orders), subject to the provisions of Section 4(c), Submitted Orders shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids shall be rejected:

              (i) the Submitted Bid of each Existing Holder specifying any rate per annum that is equal to or lower than the Maximum Applicable Rate shall be rejected, thus entitling such Existing Holder to continue to hold the Outstanding AMPS that are the subject of such Submitted Bid;

              (ii) the Submitted Bid of each Potential Holder specifying any rate per annum that is equal to or lower than Maximum Applicable Rate shall be accepted, thus requiring such Potential Holder to purchase the Out standing AMPS that are the subject of such Submitted Bid; and

              (iii) the Submitted Bids of each Existing Holder specifying any rate per annum that is higher than the Maximum Applicable Rate shall be accepted and the Submitted Sell Orders of each Existing Holder shall be accepted, in both cases only in an amount equal to the difference between (1) the number of Outstanding AMPS then held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and (2) the number of AMPS obtained by multiplying (x) the difference between the Available AMPS and the aggregate number of Outstanding AMPS subject to Submitted Bids described in Section 5(b)(i) and 5(b)(ii) by
         (y) a fraction the numerator of which shall be the number of Outstanding AMPS held by such Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the number of Outstanding AMPS subject to all such Submitted Bids and Submitted Sell Orders.

              (c) If, as a result of the procedures described in Sections 5(a) or 5(b), any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of AMPS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, round up or down the number of AMPS to be purchased or sold by any Existing Holder or Potential Holder on such Auction Date so that each Out standing share of AMPS purchased or sold by each Existing Holder or Potential Holder on such Auction Date shall be a whole share of AMPS.

              (d) If, as a result of the procedures described in Section 5(a), any Potential Holder would be entitled or required to purchase less than a whole share of AMPS on any Auction Date, the Auction Agent shall, in such manner as in its sole discretion it shall determine, allocate AMPS for purchase among Potential Holders so that only whole AMPS are purchased on such Auction Date by any Potential Holder, even if such allocation results in one or more of such Potential Holders not purchasing any AMPS on such Auction Date.

              (e) Based on the results of each Auction, the Auction Agent shall determine, with respect to each Broker-Dealer that submitted Bids or Sell Orders on behalf of Existing Holders or Potential Holders, the aggregate number of Outstanding AMPS to be purchased and the aggregate number of Outstanding AMPS to be sold by such Potential Holders and Existing Holders and, to the extent that such aggregate number of Outstanding shares to be purchased and such aggregate number of Outstanding shares to be sold differ, the Auction Agent shall deter mine to which other Broker-Dealer or Broker-Dealers acting for one or more purchasers such Broker-Dealer shall deliver, or from which other Broker-Dealer or Broker-Dealers acting for one or more sellers such Broker-Dealer shall receive, as the case may be, Outstanding AMPS.

         Section 6. MISCELLANEOUS.

         The Board of Trustees may interpret the provisions of this Part II to resolve any inconsistency or ambiguity, remedy any formal defect or make any other change or modification that does not adversely affect the rights of Existing Holders of AMPS. An Existing Holder (A) may sell, transfer or otherwise dispose of AMPS only pursuant to a Bid or Sell Order in accordance with the procedures described in this Part II or to or through a Broker-Dealer or to a Person that has delivered a signed copy of a Master Purchaser's Letter to the Auction Agent, provided that in the case of all transfers other than pursuant to Auctions such Existing Holder, its Broker-

     Dealer or its Agent Member advises the Auction Agent of such transfer and
     (B) except as otherwise required by law, shall have the ownership of the AMPS held by it maintained in book entry form by the Securities Depository in the account of its Agent Member, which in turn will maintain records of such Existing Holder's beneficial ownership. Neither the Fund nor any affiliate of the Fund shall submit an Order in any Auction. Any Existing Holder that is such an affiliate shall not sell, transfer or otherwise dispose of AMPS to any Person other than the Fund. All of the Outstanding AMPS shall be represented by a single certificate registered in the name of the nominee of the Securities Depository unless otherwise required by law or unless there is no Securities Depository. If there is no Securities Depository, at the Fund's option and upon its receipt of such documents as it deems appropriate, any AMPS may be registered in the share register for the AMPS maintained by the Auction Agent in the name of the Existing Holder thereof and such Existing Holder thereupon will be entitled to receive certificates therefor and required to deliver certificates therefor upon transfer or exchange thereof.

IN WITNESS, WHEREOF, the undersigned has caused this Certificate of Vote to be executed as of June 1, 1989.



                                            /s/  RONALD A. NYBERG
                                            ------------------------------------
                                            Ronald A. Nyberg
                                            Secretary


State of       )
               )  ss
County of      )


         Then personally appeared before me Ronald A. Nyberg, who acknowledged the foregoing instrument to be his free act and deed and the free act and deed in his capacity as Secretary of Van Kampen Merritt Intermediate Term High Income Trust.

                                            Before me,


                                            /s/ NADINE ZIELKE
                                            ------------------------------------
                                            Notary public


My commission Expires: March 1, 1993